Exhibit 99.1

Semtech Adds Two New Industry Veterans to Board of Directors

Former Technology Executives Gregory M. Fischer and Paul V. Walsh, Jr. Join Semtech

to Drive Next Phase of Growth

CAMARILLO, Calif., April 18, 2023 – Semtech Corporation (Nasdaq: SMTC), a high-performance semiconductor, IoT systems and Cloud connectivity service provider, today announced the appointment of Gregory M. Fischer and Paul V. Walsh, Jr. to the Company’s Board of Directors. Fischer and Walsh bring impressive backgrounds and valuable operating experience having served in numerous leadership roles at well-known technology companies. Both have been appointed to the nominating and governance committee of the Company’s Board of Directors, and Walsh additionally has been appointed to its audit committee.

“We are pleased to welcome Greg and Paul to the Semtech Board of Directors, and we eagerly anticipate the fresh perspectives and wealth of experience they bring. As we move forward in executing our strategic plan, their extensive leadership within the technology sector will be instrumental in helping Semtech navigate the evolving industry and economic landscape,” said Rockell N. Hankin, Chairman of the Board. “With more than 30 years of experience each, Greg’s and Paul’s impressive track record speaks for itself. We look forward to benefiting from their experience and expertise to drive long-term shareholder value.”

“Now is an exciting time to join the Semtech Board. With the completion of the Sierra Wireless acquisition and a diverse portfolio of exceptional products and technologies for high-growth markets including IoT, data center, and 5G, I believe Semtech is well-positioned for growth,” said Fischer. “With my broad experience in semiconductors and the technology sector, I am excited to begin working alongside this impressive board of directors to strengthen the company’s position in the market and harness its value for the benefit of its shareholders.”

“I am excited to join Semtech’s Board of Directors and bring additional strategic and operational knowledge to this innovative company. With my experience as a chief financial officer in large, publicly traded, and private equity-backed companies primarily in the semiconductor industry, I am eager to bring the value of that knowledge and experience to Semtech’s continued growth and success,” said Walsh. “I look forward to working with the board and the management team to build a bright future for the company and its shareholders.”

Fischer and Walsh’s appointments follow the previously announced Cooperation Agreement with Lion Point Capital LP, an investment firm and one of the company’s largest stockholders. With these appointments, Semtech’s Board will now be comprised of 12 directors. These two new independent directors will stand for election at the Company’s 2023 Annual Meeting of Stockholders in June.

About Gregory M. Fischer

Fischer served more than 30 years in the technology industry at leading, publicly traded technology companies, most recently as senior vice president and general manager at Broadcom Inc. Prior to joining Broadcom, Fischer served in leadership roles at Conexant Systems Inc., Rockwell International Corporation, and Rockwell Collins Avionics Co. Fischer has been an independent advisor to Gerson Lehrman Group, a professional services firm, since December 2021, and AlphaSights Ltd., an information services company specializing in connecting clients with experts, since December 2021.

Fischer earned a B.S. in Electrical Engineering from the Milwaukee School of Engineering and an M.B.A. from the University of Iowa.

About Paul V. Walsh, Jr.

Walsh brings more than 30 years of financial and leadership roles at numerous large, publicly traded, and private equity-backed companies primarily in the semiconductor industry, most recently as the chief financial officer, senior vice president, and treasurer at Allegro MicroSystems Inc. Prior to that, he served as chief financial officer of Rocket Software Inc. and Silicon Laboratories Inc., and in financial leadership roles at PerkinElmer Inc., Teradyne Inc., and Analog Devices Inc. Walsh began his career as a mechanical engineer at R.G. Vanderweil Engineers LLP, a mechanical and electrical engineering firm, from 1987 to 1990. Walsh currently serves as an adviser to the board of directors and audit committee of Anokiwave Inc., a late-stage semiconductor company.

Walsh earned a B.S. in Mechanical Engineering from the University of Maine, an M.B.A. from Boston University, and a Graduate Certificate in Accountancy from Bentley University Graduate School of Management.

About Semtech

Semtech Corporation (Nasdaq: SMTC) is a high-performance semiconductor, IoT systems, and Cloud connectivity service provider dedicated to delivering high-quality technology solutions that enable a smarter, more connected, and sustainable planet. Our global teams are committed to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets. To learn more about Semtech technology, visit us at Semtech.com or follow us on LinkedIn or Twitter.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “will” or other similar words or expressions, that describe Semtech Corporation’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, but are not limited to: uncertainties related to Semtech’s chief executive officer transition, including disruptions and uncertainties related thereto, the potential impact on the Semtech’s business and future strategic direction resulting from the chief executive officer transition, and Semtech’s ability to retain other key members of senior management; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; future responses to and effect of the ongoing COVID-19 pandemic or other similar health crises; export restrictions and laws affecting Semtech Corporation’s trade and investments, and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and the current conflict between Russia and Ukraine; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; and the additional risk factors set forth in Semtech Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov) on March 30, 2023 as such risk factors may be updated, amended or superseded from time to time by subsequent reports that Semtech Corporation files with the Securities and Exchange Commission. Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Contacts

Semtech Press Contact:

Shannon Love

(602) 575-9045

slove@semtech.com

Semtech Investor Contact:

Anojja Shah

(630) 390-6413

anojja.shah@semtech.com